Exhibit 10.11

Original Title Page

CRANE RELOCATION AGREEMENT

BETWEEN

AMERICAN PRESIDENT LINES, LTD. AND SEA-LAND SERVICE, INC.

AS CO-OWNERS

AND

PORT AUTHORITY OF GUAM

Cooperative Working Agreement

Expiration Date: As set forth in Article 9.

Date of Last Republication: Not Applicable

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ARTICLE 1	FULL NAME OF THE AGREEMENT

This Agreement shall be known as the Crane Relocation Agreement between American President Lines, Ltd. and Sea-Land Service, Inc. as Co-Owners on the one hand (“Owners”) and Port Authority of Ours (“the Port”) on the other hand (the “Crane Relocation Agreement”).

ARTICLE 2	PURPOSE OF THE AGREEMENT

The purpose of this Agreement is to enable the co-owners of a container handling ___entry crane currently located at the United States Naval Base, Subic Bay, Republic of the Philippines to relocate the crane to Guam and to make it available to the Port Authority of Guam for its use to enhance the services provided by the Port Authority to the benefit of shippers, carriers, serving Guam, the Government of Guam, and the people of the Territory of Guam and subsequent purchase by the Port at its option as provided in Article 5.3 of this Agreement.

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ARTICLE 3	PARTIES TO THE AGREEMENT

The Parties to the Crane Relocation Agreement are:

1.	American President Lines, Ltd. (“APL”)

11__ Broadway

Oakland, CA 94507

2.	Sea-Land Service, Inc. (“Sea-Land”)

_79 Thornall Street

____, H.J. 088_7

3.	The Port Authority of Guam (“The Port”)

102_ Cabras Highway

Suite 201

Piti, Guam 9__20

4.	Matson Amend Q

ARTICLE 4	GEOGRAPHIC SCOPE OF THE AGREEMENT

The Agreement shall cover activities set forth below in Subic Bay, Republic of the Philippines, movement of the crane described more fully hereinafter from Subic Bay to Guam; its erection, use and maintenance, training and related matters in Guam.

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ARTICLE 5	OVERVIEW OF AGREEMENT AUTHORITY

5.1	Crane Relocation

(a) Owners operats one jointly-owned 40 LT container handling ______ crane (hereinafter the “Subic Crane”) at the U.S. Naval Base, Subic Bay, Republic of the Philippines on a ____ leased to Owners from the United States of America under Contract M00681-83-C-0029 dated July 14, 1983. Under the terms of the contract, Owners have given notice to the United States of their ______ to ______ the Subic Cranes from Subic Bay. The date of such withdrawal of the Subic Crane shall be one mutually agreed between Owners and the United States which date is expected to be during the fourth quarter, 1992.

(b) Upon determination of the withdrawal date of the Subic Crane from Subic Bay, the Parties hereto agree that, on terms and conditions set forth hereinafter Owners shall relocate the Subic Crane to Guam and shall turn responsibility for its operation over to the Port Authority of Guam, and that at that time, the Parties hereto shall undertake such other activities as are set forth hereafter.

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It is agreed that the undertaking of Owners to relocate, unload and install the Subic Crane at Guam shall be expressly subject to: (1) the right of the United States under Contract No. H00651-83-C-0029 to purchase the Subic Crane and the effect of any exercise of such an option as set forth in Article 9 hereof; (2) the reimbursement arrangements set forth in Article 5.2 below by which Owners shall be reimbursed by the Port Authority of Guam for relocation and related expenses as more specifically set out in Article 5.2; and (3) the effects of loss of the Subic Crane in transit as set forth in Article 9 hereof.

(c) It is agreed that Owners will diligently proceed to:

(1) prepare the Subic Crane for its transportation and relocation from Subic Bay to Guam;

(2) make arrangements for the transportation of the Subic Crane from Subic Bay to Guam;

(3) oversee and be responsible for the Subic Crane transportation, unloading at Guam, its installation __ Guam and maintenance and service of the Subic Crane to restore it

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as required, to good working order in compliance with any Federal and local laws at the Port of Guam: and

(4) obtain adequate insurance coverage to protect against all losses and damage of any sort which might arise during this relocation phase.

All costs of these activities shall be borne, initially, by Owners under terms and conditions between themselves as agreed between them from time to time.

(d) The Port Authority of Guam agrees that it shall cooperate with Owners and cause the terminal facility at which the Subic Crane is to be installed to be sufficiently clear of cargo, containers, and debris and the unloading berth to be clear of vessels so as to permit the expeditious and safe unloading and installations of the Subic Crane by owners or their contractors.

5.2	Reimbursement to Owners of Relocation Costs.

(a) Following the relocation of the Subic Crane to Guam by Owners in accordance with Article 5.1 above the Port shall reimburse Owners for their costs incurred in such relocation as provided hereafter in this article.

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(b) On or after the date that the Subic Crane is certified to the Port by a mutually selected qualified, disintegrated expert consultant to be structurally sound and restored to good working order following relocation to Guam as specified in article 5.1 above, (“certification date”) the Owners shall submit a statement of casts incurred in the relocation of the Subic crane and spare parts to Guam. The components of such costs are identified in Exhibit A hereto and are reimbursable to the extent provided in paragraph (f) below (the “crane reimbursable costs”). Within 15 working days following receipt of the statement, the Port shall request any further supporting documentation or information concerning the statement as may be necessary to verify the reimbursable costs.

(c) Within 30 days following receipt of such further supporting materials by the Port, but in any event not later than 90 days after receipt of the initial statement, the Port shall pay to Owners jointly one-seventh of the total crane reimbursable costs which are not disputed is good faith by the Port. Any disputes concerning crane reimbursable costs which cannot be resolved by the parties shall be determined by arbitration under Article 12.

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(d) Thereafter on January 1_th of each succeeding year, the Port shall pay to Owners jointly, one-seventh of the crane reimbursable costs, plus any past-due portion of the crane reimbursable cost initially disputed by the Port but subsequently determined to be allowable until the full crane reimbursable cost as defined in paragraph (f) below has been paid to Owners.

(e) Amounts covered by Owners’ original statement but initially ________ by the Port shall bear the late payment charge from the due date of the annual payment of one-seventh of the crane reimbursable costs. Past-due amounts shall accrue a late payment charge in the amount of 1.5% per month commencing one day after the due date.

(f) Crane reimbursable cost shall include one hundred percent of Exhibit A costs up to $3,600,000, plus one-third of all such costs over $3,600,000.

(g) In addition to the seven installments of crane reimbursable cost payable to Owners by the Port, together with any late charges, the Port shall pay simple interest at the rate of 10% per annum on the unpaid balance of crane reimbursable cost at the time each installment falls due on each January 15

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Interest shall accrue from and after the day the initial statement referred to in (b) above is submitted.

(h) Notwithstanding the foregoing, the Port may, upon 60 days prior written notice, prepay without penalty the balance of, and all interest and any late charges accruing through and including the date of prepayment due on, the unpaid balance of crane reimbursable cost without penalty.

5.3	Subic Crane and Additional Crane Acquisition by the Port.

(a) The parties acknowledge a general need by the Port to acquire an additional container gantry crane capable of handling the largest vessels of the carriers serving Guam. The Port of Guam intends to make its best efforts to obtain financing permitting it to execute a contract for the purchase of such a crane before the end of 1992, but it shall have no obligation to do so. Upon request, Owners will provide advice to the Port in connection with crane financing and procurement in this connection.

(b) If, but only if, the Port acquires and installs such an additional gantry crane at any time during the effectiveness of the Agreement, than the Port shall be afforded the

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irrevocable option to purchase the Subic Crane from Owners on terms and conditions set forth in this Article 5 hereafter. It is understood and agreed by the parties hereto that such additional crane acquisition is a condition precedent to the Port’s being offered the option to acquire the Subic Crane.

5.4	Purchase Price of Subic Crane.

At such time as the condition precedent set forth in Article 5.1(b) is              and the Port becomes afforded an option to purchase the Subic Crane, then the purchase price for such crane shall be the aggregated rental represented by the amount of third party user charges accrued and paid to APL and Sea-Land by the Port as set forth in Article 5.5(b) below.

5.5	Third Party Use Rental Charges and Subic Crane Acquisition.

(a) For the 6-month period commencing on the certification date as defined in Article 5.2(b) above, the parties agree that the Port will undertake all requisite action to repair and recondition the cranes existing and presently in use at the Port of Guam. During that period the Port shall not be required to remit to Owners any rental payments for use of the Subic Crane by the Port for service to persons other than Owners. Owners agree

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that they will use their good offices and best efforts to assist the Port in the repair and reconditioning of the cranes presently in use at the Port by providing appropriate management expertise so as to assist in assuring that the repair and reconditioning of the cranes is affected on a timely basis. The Port agrees that, in consideration of its undertaking to repair and recondition the present Guam cranes, and the consequent waiver by owners of rental charges for third-party use of the Subic crane, the Port will accomplish said repair and reconditioning in conformity with the general standards and specifications agreed to between Owners and the Port.

(b) Commencing at the conclusion of the sixth-month period immediately following the certification date, and continuing unless and until transfer of title in and to the Subic Crane to the Port occurs as provided in paragraph (c) below, the Port agrees that it shall pay to Owners, to be apportioned between them as they may agree, a rental fee for the Port’s use of the Subic Crane for parties other than Owners. The rental fee shall be paid to Owners by the Port on a monthly basis and shall be that portion of the tariff charges of the Port to such users which represents the remainder after deducting direct operating costs to the Port of the Subic Crane on an hourly basis, including, but not necessarily limited to, crane operator(s), maintenance, fuel and

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utilities expenses. The operating costs shall be determined on an annual basis by independent financial consultants to the Port which determination shall be provided to Owner each time it is calculated by those consultants. In no event, however, shall the charges of the Port for use of the Subic Crane be less than their charges for use of any other cranes at the Port.

(c) At such time as the condition precedent as set forth in Article 5.3(b) is met and the Port determine that it will exercise its option to purchase the Subic Crane from Owners, Owners agree that they shall transfer to the Port all their right, title and interest in the Subic Crane in consideration of the rental charges paid to Owners by the Port as set forth in Article 5.5(b) above, as payment in full.

At such time, Owners will provide the Port with a bill of sale and such further assurances that the Port shall hold all right, title and interest in and to the Subic Crane from and clear of liens and encumbrances as the Port may reasonably require. At the time of any transfer of title to the Port under this Article, Owners shall deliver the crane “as is, where is” but in good working order, together with all spare parts on hand.

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5.6	Non - Removal

(a) Owners agree that irrespective of whether or not the Port purchases the Subic Crane hereunder, the Subic Crane shall remain in Position in Guam for the remainder of the term of its useful life.

(b) The Port agrees that it shall permit the Subic Crane to remain in position in Guam for its useful life and the Port shall neither remove it nor require its removal during that time in the event the Port shall not have purchased the Subic Crane from Owners. Provided, however, that in the event of a casualty of a nature covered by the hazard insurance required under Article 10(a) rendering the Subic Crane a hazard to the safety or health of any person on the Port premises, the Owners, in consultation with the Port, shall remove or make safe the Subic Crane at Owner’s expense. In the event of removal hereunder, Owners shall be deemed to have discharged all their obligations hereunder and this Agreement shall be terminated on ten (10) days’ written notice following removal of the Subic Crane.

(c) In the event the Port shall not purchase the Subic Crane from Owners hereunder, the parties agree that the Port shall continue to pay the crane rental to Owners set forth in Article 5.5(b) above during the useful life of the Subic Crane or

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until termination in accordance with Article 9 of this Agreement whichever shall first occur or unless otherwise agreed in writing between the parties from time to time.

5.7	Subic Crane Maintenance.

(a) Subject to the reimbursement provisions below, unless and until the Port shall have acquired title to the Subic crane under Articles 5.3, 5.4, and 5.5, Owners shall, at their own expense, maintain the subic crane in a condition of good working order and in accordance with the highest maintenance standards prevailing in the industry.

(b) Subject to acceptance by the Port, Owner will hire four (4) qualified crane mechanics from the Republic of the Philippines and relocate them to Guam under an L-1 visa. Costs of relocating these mechanics shall be borne by Owners subject to reimbursement provisions below. Owners shall pay hourly wages and provide employment benefits levels to the said mechanics at rates and level which accord with Guam and federal laws or prevailing wage and benefit levels in Guam, whichever is higher.

(c) It is the intent of the parties that, within an established period of one and one-half to two years,

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carriers will replace the four mechanics present in Guam on L-1 visas by qualified crane mechanics who are citizens of the United States or who are permanent residents of Guam.

(d) The port shall reimburse Owners for all maintenance costs under this Article __.7 as well as for spare parts used to maintain the inventory described in Article 5.8 below and all wages and benefits paid to the four crane mechanics in connection with maintenance performed on the crane throughout the time the crane is Owned by owners; provided however, Owners warrant that the crane will require no more than normal maintenance during the first six months of operation. Reimbursement for such expense shall be invoiced by Owners no more frequently than monthly and the Port shall pay such invoices within 10 days of receipt. Any disputes as to whether abnormal maintenance occurs during such period shall be referred to arbitration under Article 12.

5.8	Spare Parts.

(a) Subic Crane Spare Parts.

(i) Owners agree that they shall supply initial spare parts inventory and initial spare parts adequate, the discretion of Owners, initially to maintain the Subic Crane

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a condition which is consistent with the highest standards in the industry.

(ii) The Port agrees that it shall maintain the current cranes used by the Port at Guam in accordance with the _____ standards as agreed to by owners in (i) above.

(b) Subic Crane Spare Parts. It is agreed that after Owners supply the initial spare parts with the subic crane and an inventory of required spare parts agreed to by the Port and owners, the Port will either purchase at its own expense or will reimburse Owners for the cost of all additional and replacement spare parts purchased after the initial spare parts have been supplied by Owners. Owners agree that they will assist the Port in the matter of parts purchases by the Port but only to the extent consistent with applicable law including any applicable Guam procurement requirements.

(c) Port Authority Cranes. The initial spare parts inventory for the existing cranes used by the Port at Guam shall be agreed between the Port and Owners and shall be based on and part of an assessment of overall spare parts inventories which will be conducted by Owners. The parties agree that the cost to Owners to conduct this assessment shall be shared equally _____ Sea-Land, APL and the Port.

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(d) Owners agree that, if requested by the Port to do so, they will ________ to develop inventory control and management procedures all at no expense to the Port within thirty (30) days of the effective date of this Agreement as set forth in Article 9(a), and will provide the Port with such inventory control and management procedures not later than 180 days after the effective date.

5.9	Training and Assistance.

(a) Not later than seventy-five (75) days after the effective date of this Agreement and continuing thereafter for a three-year period, Owners will provide on ___ training and assistance, through two to three Owners’ technicians, in establishing a process and completion criteria for maintenance ________ on the part of Port _________ for the maintenance of _______ cranes, _________, top picks, and side picks. The curriculum to be employed shall be mutually agreed upon between Owners and the Port in conjunction with the Guam Community College trade school.

(b) Owners agree that they will assist the Port in evaluating the necessary ______ levels by which the Port can adequately maintain all of its equipment.

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(c) The Port agrees that it shall be its own obligation and not that of Owners to upgrade the quality of the maintenance and repair program used for its yard tractors.

(d) The cost of training and other assistance provided under this Article 5.9 shall be borne equally among APL, Sea-Land and the Port. Provided, however, that in no circumstance shall the Port, APL or Sea-Land be obligated to expand any amount in excess of $250,000 each during the three-year period set out in (a) above.

5.10	___________ of Existing Container Handling Equipment.

Within thirty (30) days of the effective date of this Agreement, Owners undertake to conduct an assessment of the scope of repairs required on existing Port equipment in order to make such equipment capable of effective operation. Such assessment shall be completed within seventy-five (75) days of the effective date. The parties agree that the cost of this assessment shall not exceed $50,000.00 and shall be borne equally by APL, Sea-Land and the Port.

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5.11	Additional Support Equipment.

In recognition of the need for the Port to acquire additional support equipment to sustain its anticipated three or four crane port operation, the parties agree that Owners will, within ninety (90) days of the effective date hereof, investigate, assess and, within 130 days of the effective date hereof, will ___ ______________ to the Port regarding the extent of any such purchases of additional Port equipment required to permit efficient three or four crane port operation. The cost of this assessment shall be borne equally by APL, Sea-Land and the Port.

5.12	_____ Head Removal.

(a) Owners agree to use their best efforts to cause an existing ____ _____ located in the _________ area of the public container ______ at the Port of Guam to be removed; provided however, it is contemplated by the parties that the cost of such removal down to the _____ of the surrounding _____ area shall not exceed $150,000. The Port of Guam shall reimburse each Owner for one-third the cost of such removal, up to $50,000. The Port shall reimburse each Owner for its share of such costs of removal within 30 days of receipt of an invoice therefor.

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(b) If the cost of removal exceeds $1_0,000, the parties may consult and agree as to an alterative undertaking for removal of the ____ head and for allocating the cost thereof among themselves.

ARTICLE 6	OFFICIALS OF THE AGREEMENT AND DELEGATIONS OF AUTHORITY

(a) There are no specified officials of this Agreement except that each party may appoint such persons as it deems appropriate to administer the functions hereunder.

(b) The following individuals each has the authority to file this Agreement and any modification to this Agreement with the Federal _____ Commission, as well as authority to delegate the same:

1. For Sea-Land:	Thomas G. Cowan Vice President, Pacific – North America

For APL:	Ronald D. Widdows Director – Terminal Operations

For the Port:	David B. Tydinges General Manager Port Authority of Guam

2. Legal counsel for each of the parties.

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ARTICLE 7	MEMBERSHIP, WITHDRAWAL, _____________ AND EXPULSION

Not applicable.

ARTICLE 8	VOTING

There are no voting provisions under this Agreement. Modifications to this Agreement requires unanimous agreement of the parties.

ARTICLE 9	DURATION AND TERMINATION OF THE AGREEMENT

(a) This Agreement shall be filed with the Federal ______ Commission under the provisions of the Shipping Act of 1984 and shall become effective upon the date it becomes effective under Section 6 of the Shipping Act of 1984.

(b) This Agreement shall thereafter continue in affect until discharged by full performance of all obligations of the Parties under Articles 5, 10 and 11 of this Agreement unless earlier terminated as follows:

(i) in the event the United States purchases the crane under the terms of contract N00651-_3-C-002_,

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this Agreement and all obligations hereunder shall terminate automatically;

(ii) in the event that the Subic Crane is lost or becomes a constructive total loss as the result of any loss or damage, however caused, prior to removal, or in the course of removal from Subic Bay, transportation to Guam or unloading and installation at Guam, this Agreement shall stand automatically discharged and terminated; or

(iii) in the event that the Subic Crane is substantially impaired or damaged as the result of vandalian, theft, civil disorder, volcanism or any other cause beyond the control of Owners prior to its arrival in Guam, resulting in material reduction in value or a requirement for material repairs, owners may immediately terminate this Agreement at their sole discretion.

(iv) under the terms of, and in accordance with, Article 10(b); or

(v) At any time by _____ agreement of the Parties.

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ARTICLE 10	INSURANCE

(a) From the certification data specified in Article 5.2(b) and continuing throughout the period under this Agreement during which Owners hold title to the Subic Crane, Owners shall procure and maintain hazard insurance covering the Subic Crane in an amount not less than the crane reimbursable cost defined in Article 5.2(b) covering the Subic Crane against less or damage resulting from fire, wave and tidal action, typhoon, wind, earthquake, lightning, vandalism and all other perils customarily defined as “extended coverage.” Such insurance may include a deductible in the amount maintained by owners at the time this Agreement was entered into or such other amount as Owners shall determine from time to time. For purposes of this paragraph (a), APL shall be authorized to procure and maintain such insurance coverage. Sea-Land shall reimburse APL in the amount of one half of the premium and any other reasonable fees or charges incurred by APL to procure and maintain such insurances. Losses within agreed deductibles and for which insurance proceeds are not paid shall be borne equally between Owners.

(b) In the event of a total or constructive total loss (one in which the cost of repairs exceeds the crane reimbursable costs defined in Article 5.2(b)) of the Subic Crane

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however caused, during a period in which Owners hold title the insurance proceeds shall be divided between Port and Owners in the proportion that the Port’s payment of the principal amount of reimbursable cost to the Owners pursuant to Article 5 bears to total reimbursable cost. Owners shall pay the Port its share of the loss proceeds of any insurance for such total or constructive total loss within 15 days of receipt by Owners and this agreement shall thereupon terminate.

(c) In the event of damage to the Subic Crane during a period in which Owners hold title resulting in less than a total or constructive total loss, Owners shall apply the loss proceeds to the expeditious repair and restoration of the crane to good working order and condition, in compliance with all Guam and federal laws.

(d) The parties shall each procure and maintain or self-insure as permitted by applicable law their respective obligations under applicable worker’s compensation laws and the U.S. ________ and Harbor Workers’ Compensation Act in the minimum amount of $1,00,000 per accident.

(e) In any period under this Agreement during which Owners hold title to the Subic Crane, each Owner shall

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procure and maintain, or self-insure as permitted by applicable law, comprehensive general liability insurance with a combined single limit of liability for bodily injury or death and property damage in the minimum of $5,000,000 for each occurrence and in the aggregate.

ARTICLE 11	INDEMNITY

(a) Each Owner shall defend, indemnify and hold harmless the other Owner and the Port from and against any and all claims, liability, judgments, costs, property loss or damage, and expense, including attorney fees, caused by the negligent acts or omissions of the Owner, its officers, agents and employees or those of its contractors or invitees engaged in terminal or stevedoring operations involving use of the Subic Crane, except to the extent that the negligent acts or omissions of the other Owners or the Port shall have contributed thereto.

(b) The Port shall defend , indemnify and hold harmless Owners and each of them from and against any and all claims, liability, judgments, costs, property loss or damage, and expense, including attorneys’ fees, caused by the negligent acts or omissions of the Port, its officers, agents and employees or those of its contractors or invitees employed in terminal or stevedoring.

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operations involving use of the Subic Crane, except to the extent that the negligent acts or omissions of the Owners or either of them shall have contributed thereto.

ARTICLE 12	ARBITRATION

(a) All disputes arising out of this agreement as to the construction, interpretation, performance, enforcement, breach, or termination thereof shall be submitted to arbitration under the procedure specified herein.

(b) Any party may demand arbitration upon written notice to the other and specifying the name of its appointed arbitrator and the matter in dispute, within 45 days after such demand, the other party shall name its arbitrator, failing which the first named arbitrator shall not as the site arbitrator. Owner shall, if acting jointly, appoint a single arbitrator.

(c) The two arbitrators so chosen shall attempt to appoint a third within 60 days of the original demand, in default of which they shall apply to the Arbitration Committee of the American Arbitration Association for appointment of the third.

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(d) The arbitration shall be held at Guam under the rules of the American Arbitration Association, unless otherwise agreed, and the costs and expenses of each party shall be borne by the party.

(e) An award rendered by a majority of the arbitrators, or if dollar amount is in dispute, the amount determined by an arbitrator which is neither the highest nor the lowest, shall be final and binding on all parties and judgment on such award may be entered by any party in any court having jurisdiction.

ARTICLE 13	DEFAULT

If either party fails to perform any of its obligations under this agreement, except where the failure is excused under another section of this agreement, the non-defaulting party has the option of terminating this agreement. Provided, however, all other remedies otherwise available to the non-defaulting party at law or in equity shall continue to be available to it and shall survive any termination under this provision. The non-defaulting party must give written notice to the defaulting party stating specifically the default relied on by the non-defaulting party that justifies the termination of this agreement. If the defaulting party remedies the default within 30 days after

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receipt of the notice and if the defaulting party fully indemnifies the non-defaulting party against any loss resulting from the default, this agreement shall continue in full force and affect. Further, if the default is of such a nature that the default may not be remedied within 30 days after receipt of the notice, this agreement shall remain in full force and affect provided the defaulting party promptly commences to remedy the default and fully indemnifies the non-defaulting party against any loss resulting from the default.

ARTICLE 14	MISCELLANEOUS

(a) Governing Law. The construction, interpretation and enforcement of this agreement shall be governed by the laws of Guam, without reference to the laws of any jurisdiction, except to the extent governed by the laws of the United States.

(b) Assignment. Owners shall not, either directly or indirectly, assign this agreement or any of the privileges granted by this agreement without first obtaining the written consent of the Port, which consent shall not be unreasonably withheld. If this agreement or any rights granted by this agreement are assigned, the assignment shall be evidenced by

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a duly executed instrument in writing, a copy of which must be delivered to the Port.

Without prior written consent of the Port, neither this agreement nor any right granted by this agreement shall be assigned in proceedings of attachment, garnishment, or execution against either Owner, or in any voluntary or involuntary proceedings in bankruptcy, insolvency, or receivership taken by or against either Owner.

At the option of the Port, any breach of the provisions of this section shall result in the immediate termination of this agreement.

(c) Captions. The captions or heading used in this Agreement shall not affect the construction or interpretation of this Agreement and are intended for convenience of reference only.

(d) Amendments. This Agreement may be amended only by means of a written amendment executed by each party and filed with the Federal Maritime Commission.

(e) Waivers. No act of waiver of any performance of a party hereunder shall be interpreted as waiving any further or subsequent performance by that party.

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(f) Notices. Written notices required under this agreement shall be given by facsimile transmission with a confirmation copy sent postpaid, via U.S. first class mail addressed to the other parties’ _____ principal office.

AMERICAN PRESIDENT LINES, LTD.

By:	/s/ Illegible
illegible
Title:	Vice President, __________________

Sea-Land ___________

By:	/s/ Illegible
Illegible
Title:	General Manager - Guam_________

PORT AUTHORITY OF GUAM

By:	/s/ Illegible
Illegible
Title:	General Manager

Amendment No. 1

to

Crane Relocation Agreement

(FMC No. 224-200694)

This amendment of the Crane Relocation Agreement among American President Lines, Ltd., Sea-Land Service, Inc. and the Port Authority of Guam (FMC Agreement No. 224-200694), effective as of August 20, 1992, is ___ as of the 22 day of March, 1995 among the same parties.

WHEREAS, as a result of earthquake damage suffered at the facilities of the Port Authority of Guam, the Subic Crane is located at a damaged and unusable portion of the whar_, and

WHEREAS, the parties desire to relocate the Subic Crane from Berth F6 to Berth F4; and

WHEREAS, the Port Authority desires to relocate one Paceco Crane, Serial No. 338, from its present position at Berth F4 to Berth F6; and

WHEREAS, the parties wish to provide for the installation of certain crane tie-down improvements to secure the Subic Crane and a Paceco Crane, Serial No. 852 at Berth F4;

NOW, THEREFORE, the parties agree to amend the Crane Relocation Agreement as set forth herein and on the attached pages revising the Crane Relocation Agreement in the form required by Title 46, Code of Federal Regulations, § 572.403.

I.	Revised Page Nos. 2 and 19 attached are hereby substituted in place of Original Page Nos. 2 and 19, respectively.

II.	Original Page Nos. 18A, 18B, 18C, 18D and 18E attached are hereby added.

III.	Except as provided herein, and in the attached pages, the Crane Relocation Agreement shall continue in full force and effect.

AMERICAN PRESIDENT LINES, LTD.

By:	/s/ Julius G. Kerenvi

Printed Name:	Julius G. Kerenvi

Title:	Dr. Crane & Facility Eng G

SEA-LAND SERVICE, INC.

By:	/s/ John L. Sutherland

Printed Name:	John L. Sutherland

Title:	Vice President & Gen. ___

PORT AUTHORITY OF GUAM

By:	/s/ Frank Perez

Printed Name:	Frank Perez

Title:	Acting G. M.

CRANE RELOCATION AGREEMENT	REVISED PAGE NO. 2A
FMC Agreement No. 224-200694

The Agreement shall also cover crane repositioning and tie-down improvements within the facilities of the Port Authority of Guam.

CRANE RELOCATION AGREEMENT	ORIGINAL PAGE NO. 18A
FMC Agreement No. 224-200694

(b) If the cost of removal exceeds $ 150,000, the parties may consult and agree as to an alternative undertaking for removal of the coral head and for allocating the cost thereof among themselves.

5.13 Subic Crane, Paceco Crane Repositioning

(a) The Parties agree that the Subic Crane shall be relocated from Berth F6 to Berth F4 in accordance with the provisions of this paragraph 5.13. The Parties also agree that a Paceco Crane, Serial No. 338 (the “Paceco Crane”) shall be relocated from Berth F4 to Berth F6 in accordance with the provisions of this paragraph 5.13.

(b) APL shall manage the repositioning project as respects the Subic Crane under terms and conditions agreed to between APL and Sea-Land in their capacity as joint owners of the Subic Crane. APL will also act as project manager as respects the repositioning of the Paceco Crane on behalf of the Port Authority.

(c) APL will further act as manager of additional project work on behalf of the Port Authority involving the installation of a crane tie-down system designed to secure the Subic and Paceco Cranes during high wind conditions.

CRANE RELOCATION AGREEMENT	ORIGINAL PAGE NO. 18B
FMC Agreement No. 224-200694

(d) The Scope of APL’s project management work for repositioning the Subic Crane and the Paceco Crane and for the tie-down system installation is set forth in Exhibit B hereto entitled “Crane Relocation Project-Guam Project Management Scope of Work,” as amended from time to time by agreement of the Parties. APL shall absorb the administrative expense of engineering and other employee time and travel incurred in performing its project management functions hereunder.

(e) The direct expense of contracting and paying for the repositioning project work shall be equally shared by APL and Sea-Land on terms and conditions to be mutually determined between them. In no event is any party obligated to perform any undertaking or incur any expense if the bids obtained by APL for the crane repositioning work and the tie-down system installation work exceeds $650,000 unless otherwise agreed.

5.14 Port Authority Reimbursement of Project Expenses

(a) Promptly following completion of the work, APL will provide a statement to the Port Authority and Sea-Land identifying out-of-pocket expenses paid to contractors for work performed or materials or equipment provided in connection with (i) repositioning the Subic or Paceco Cranes, and (ii) installation of the tie-down system. Such statement or statements shall be supported by copies of invoices accruing to APL and copies of checks or other

CRANE RELOCATION AGREEMENT	ORIGINAL PAGE NO. 18C
FMC Agreement No. 224-200694

evidence of payment by APL to contractors for work performed or materials or equipment provided in connection with the (i) repositioning of the Subic or Paceco cranes, and (ii) installation of the tie-down system.

(b) Upon receipt of each such statement from APL, the Port Authority shall record a credit of one-half of the amount of each such statement against future Port Authority terminal tariff charges to be accrued by each of APL and Sea-Land. The Port Authority shall, within, 30 days of receipt of each such statement provide APL and Sea-Land each with a payment for all or any portion of their respective costs incurred. The parties intend that the amount of such statement which is to be paid by the Port Authority within 30 days of receipt shall be discretionary with the Port Authority in keeping with its cash management requirements. Any amounts determined by the Port authority to be paid within such 30-day period shall be so paid; provided, that the amounts paid to APL and Sea-Land shall be equal unless otherwise agreed.

(c) Any amounts not paid by the Port Authority within such 30-day period shall be reported to APL and Sea-Land in writing and shall bear interest at the rate of 12 percent simple interest, per annum, prorated based on a 365-day year. All or any portion of the unpaid balance of such amounts due, if any, together with accrued interest thereon, may be paid by the Port Authority at any time without any prepayment penalty.

CRANE RELOCATION AGREEMENT	ORIGINAL PAGE NO. 18D
FMC Agreement No. 224-200694

(d) At the sole option of the Port Authority, in lieu of making such payments to APL and Sea-Land, the Port may apply such amounts as credits against then current invoices of the Port Authority issued to APL and/or Sea-Land for charges due under Port Authority tariffs.

(e) In the event that, within 180 days of the first statement of expense incurred by APL and provided to the Port Authority, or within 90 days of the last such statement, whichever is later, the Port Authority has not paid by cash or credit off-set as provided hereinabove to either APL or Sea-Land any portion of the respective shares of expenses covered by statements submitted to and to be reimbursed by the Port Authority, then APL and Sea-Land may each offset any unpaid balance owed to it, together with interest thereon, with immediate effect against any Port Authority terminal tariff charges then due or next incurred.

5.15 Release

(a) The Port Authority agrees to release and hold harmless APL and Sea-Land from and against all claims, suits, liability, and expense arising out of any loss of or damage to the Paceco Crane in the course of repositioning work, and any loss of or damage to other property of the Port Authority arising out of or caused by such work or installation of the tie-down system: provided however, this release shall not extend to the negligent acts of APL in connection

CRANE RELOCATION AGREEMENT	ORIGINAL PAGE NO. 18E
FMC Agreement No. 224-200694

with its management of the crane repositioning and tie-down installation project work. It is agreed that any negligence in connection with the design and engineering of the project work shall be deemed exclusively that of the design and/or engineering consultants employed by the Port Authority for that purpose and that this release fully applies to any such design and engineering work.

(b) Crane repositioning and tie-down installation contracts, together with the design and engineering consulting contracts related thereto, shall be satisfactory to APL and the Port Authority and will be between the contractor(s) and the Port Authority as principals except with respect to repositioning of the Subic Crane.

(c) APL and Sea-Land agree to release and hold harmless the Port Authority from and against all claims, suits, liability, and expense arising out of any loss of or damage to the Subic Crane in the course of repositioning work, and any loss of or damage to other property of APL and Sea-Land arising out of or caused by such work or installation of the tie-down system: provided however, that this release shall not extend to the negligent acts of the Port Authority in connection with the repositioning work or the installation of the tie-down system. The crane repositioning contract for the Subic Crane shall be among the contractor(s) and APL and Sea-Land as principals.

CRANE RELOCATION AGREEMENT	REVISED PAGE NO. 19
FMC Agreement No. 224-200694

ARTICLE 6	OFFICIALS OF THE AGREEMENT AND DELEGATIONS OF AUTHORITY

(a) There are no specified officials of this Agreement except that each Party may appoint such persons as it deems appropriate to administer the functions hereunder.

(b) The following individuals each has the authority to file this Agreement and any modification to this Agreement with the Federal Maritime Commission, as well as authority to delegate the same:

1. For Sea-land:	John L. Sutherland Vice President

For APL:	Julius G. Kerenvi Director, Crane and Facilities Engineering & Maintenance

For the Port:	Frank Perez Acting General Manger

2. Legal counsel for each of the parties.

ASSIGNMENT OF AND SECOND AMENDMENT

TO CRANE RELOCATION AGREEMENT

This ASSIGNMENT AND SECOND AMENDMENT TO CRANE RELOCATION AGREEMENT (“Assignment”) is made effective as of the 1st day of February, 1996, by and between AMERICAN PRESIDENT LINES, LTD. (“Assignor”), MATSON NAVIGATION COMPANY, INC. (“Assignee”), SEA-LAND SERVICES, INC. (“Sea-Land”) and the PORT AUTHORITY OF GUAM (the “Port”), a public corporation and autonomous instrumentality of the Government of Guam.

R E C I T A L S

WHEREAS, Assignor, Sea-Land and the Port entered into that certain Crane Relocation Agreement (said Crane Relocation Agreement, as amended, being-referred to herein as the “Crane Relocation Agreement”), effective as of August 20, 1992, FMC No. 224-200694 and as amended as of March 22, 1995, whereby Assignor and Sea-Land agreed to relocate from Subic Bay, Republic of the Philippines to Guam a 40 LT Hitachi Container handling gantry crane jointly owned by Assignor and Sea-Land (the “Subic Crane”) and to subsequently assist in the operations of the Subic Crane.

WHEREAS, pursuant to separate written agreements entered into by Assignor and Assignee, Assignor agreed to sell to Assignee and Assignee agreed to purchase from Assignor certain of Assignor’s assets in Guam, including Assignor’s interest in the Subic Crane; and

WHEREAS, Article 14(b) of the Crane Relocation Agreement provides that Assignor shall not, either directly or indirectly, assign the Crane Relocation Agreement or any of the privileges granted by the Crane Relocation Agreement without first obtaining the written consent of the Port.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Assignor and Assignee agree as follows:

ASSIGNMENT AND DELEGATION OF CRANE RELOCATION AGREEMENT

Assignor hereby assigns to Assignee all of Assignor’s rights in and to the Crane Relocation Agreement, and Assignor hereby delegates to Assignee all of Assignor’s obligations, responsibilities, and liabilities under the Crane Relocation Agreement, and Assignee does hereby accept said assignment and delegation and agrees to be bound by, and to perform, all duties and obligations of Assignor under the terms and provisions of the Crane Relocation Agreement, as amended; provided, that nothing in this Assignment shall in any way alter or impair Assignor’s right to receive (i) any installment payments by the Port of crane reimbursable costs provided for in Article 5.2 of the Crane Relocation Agreement or late payment fees with respect thereto, if any, and (ii) any payments or credit due to Assignor from the Port for crane repositioning and tie-down installation project work as described in Article 5.13 of the Crane Relocation Agreement and as provided for in Article 5.14 of the Crane Relocation Agreement.

SECOND AMENDMENT TO CRANE RELOCATION AGREEMENT

Sea-Land, the Port, Assignor and Assignee agree to further amend the Crane Relocation Agreement as follows:

(1)	Article 1 shall be amended to read as follows:

ARTICLE 1. FULL NAME OF THE AGREEMENT

This Agreement shall be known as the Crane Relocation Agreement between American President Lines, Ltd. and Sea-Land Service, Inc. as initial co-owners (the “Initial Owners”), and Matson Navigation Company, Inc. and Sea-Land Service, Inc. as successor co-owners (“Subsequent Owners”) (the Initial Owners and the Subsequent Owners, jointly the “Owners”) on the one hand, and the Port Authority of Guam (the “Port”) on the other hand (the “Crane Relocation Agreement”).

(2)	Article 3 shall be amended to add the following:

4. Matson Navigation Company, Inc. (“Matson”)

    333 Market Street

    San Francisco, CA 94105

(3)	Article 6(b) 1 shall be amended to add the following:

For Matson: G.J. North

                     Senior Vice President

(4)	Wherever the term “APL” is used in the Crane Relocation Agreement, it shall be amended to read “Matson,” and wherever the word “Owner” or “Owners” is used in the Crane Relocation Agreement, it shall be amended to read “Subsequent Owner” or “Subsequent Owners.”

(5)	The word “Owner” or “Owners” as used in Articles 11(a) and 12(b) shall be amended to read “Initial Owners(s) or Subsequent Owner(s).”

(6)	Except as herein or previously amended, the Crane Relocation Agreement shall continue to be in full force and effect in accordance with its terms.

MISCELLANEOUS

1. Entire Agreement. With the exception of the separate written agreements entered into for the sale of Assignor’s assets to Assignee, this Assignment and Second Amendment represents the entire agreement of the parties with respect to its subject matter and supersedes any other agreement, negotiation or discussion, whether oral or written, of the parties relating to the Assignment and Second Amendment and the Crane Relocation Agreement. This Assignment and Second Amendment cannot be amended except by a writing executed by the parties hereto.

2. Governing Law. This Assignment and Second Amendment shall be governed and construed in accordance with the laws of the territory of Guam.

3. Counterparts. This Assignment and Second Amendment may be executed simultaneously in two or more counterparts each of which shall be deemed an original; but all of which together shall constitute one and the same instrument.

4. This Assignment and Second Amendment shall be filed with the Federal Martime Commission.

/ / /

/ / /

/ / /

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Second Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

ASSIGNEE:	ASSIGNOR:

MATSON NAVIGATION COMPANY, INC.	AMERICAN PRESIDENT LINES, LTD.

By:	By:

Title:	Title:

Dated:	Dated:

SEA-LAND SERVICE, INC.	PORT AUTHORITY OF GUAM

By:	By:	/s/ Eulogio C. Bermudes
EULOGIO C. BERMUDES
Title:	Title:	General Manager

Dated:	Dated:	1-24-96

	By:	/s/ Paul J. Souder
PAUL J. SOUDER
	Title:	Chairman

	Dated:	1/24/96

CONSENT

Sea-Land and the Port consent to the assignment by APL to Matson of APL’s right, title and interest in and to the Crane Relocation Agreement, the assignment and delegation of all APL’s rights, obligations, responsibilities and liabilities under the Crane Relocation Agreement as set forth in the foregoing instrument, and Matson’s acceptance and assumption of such assignment and delegation.

SEA-LAND SERVICE, INC.	PORT AUTHORITY OF GUAM

By:	By:	/s/ Eulogio C. Bermudes
EULOGIO C. BERMUDES
Title:	Title:	General Manager

Dated:	Dated:	1-24-96

	By:	/s/ Paul J. Souder
PAUL J. SOUDER
	Title:	Chairman

	Dated:	1/24/96